UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

WATTS WATER TECHNOLOGIES, INC.

 (Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

 (Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014, the Board of Directors of Watts Water Technologies, Inc. (the “Company”) resolved to terminate the Watts Water Technologies, Inc. Pension Plan (the “Pension Plan”) and the Watts Water Technologies, Inc. Supplemental Employees Retirement Plan (the “SERP”).  These terminations follow amendments to the Pension Plan and SERP to cease (or “freeze”) benefit accruals for eligible employees under those plans effective December 31, 2011.  Additional information regarding these plans can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

The Pension Plan will terminate effective July 31, 2014.  Distribution of plan assets pursuant to the termination will not be made until the plan termination satisfies the regulatory requirements prescribed by the Internal Revenue Service and the Pension Benefit Guaranty Corporation, which is expected to occur in late 2015.  Except for retirees currently receiving payments under the Pension Plan, participants in that plan will have a choice of receiving a lump sum or annuity.  Annuity payments to retirees in the Pension Plan will continue under their current elections.  As a result of the termination of the Pension Plan, each participant will become fully vested in his or her benefits under the plan without regard to age and years of service.

The SERP will terminate effective May 15, 2014.  The Company will settle all liabilities under the SERP in accordance with Section 409A of the Internal Revenue Code by paying lump sums to plan participants at least twelve and no more than twenty four months following the termination date of May 15, 2014.

The Board of Directors authorized the Company to make such contributions to the Pension Plan and SERP as may be necessary to make the plans sufficient to settle all plan liabilities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATTS WATER TECHNOLOGIES, INC.

Date: May 1, 2014	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage General Counsel